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                                                                    Exhibit 99.1
                                       G&L
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                                  REALTY CORP.
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                                      NEWS
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RELEASE:                                   CONTACT:
Immediate                                 David Hamer 310-273-9930
                                         E-mail: dhamer@glrealty.com

             G&L REALTY CORP. ANNOUNCES THAT BOARD OF DIRECTORS HAS
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           ACCEPTED AN INCREASED OFFER OF $13 PER SHARE FROM COMPANY
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                     OWNED BY MESSRS. GOTTLIEB AND LEBOWITZ
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BEVERLY HILLS, California, October 26, 200l. G&L Realty Corp. (NYSE: GLR)
announced today that its board of directors, based on the recommendation of the special committee of the board of directors, has approved an amendment to the agreement and plan of merger dated May 10, 2001 between the Company and a new company owned by Daniel M. Gottlieb and Steven D. Lebowitz pursuant to which shareholders will receive an increased purchase price of $13 per share from $12 per share. The special committee's recommendation was based on both the increased offer price and the growing concerns of the special committee as to the intention and ability of Lyle Weisman and his associates (the "Weisman Group") to consummate a transaction. As a result, the Company intends to proceed with closing the merger of the Company with the company owned by Daniel M. Gottlieb and Steven D. Lebowitz as promptly as practicable.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "will," "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.


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                               G&L Realty Corp.
                            Corporate Headquarters:
            439 North Bedford Drive, Beverly Hills, California 90210
                       Tel: 310-273-9930 Fax: 310-248-2222